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                                                                    Exhibit 21.1

                           Subsidiaries of the Company


Subsidiary Name                                        State of Incorporation
---------------                                        ----------------------
Spanish Broadcasting System, Inc.                      New Jersey
Alarcon Holdings, Inc.                                 New York
Spanish Broadcasting System of California, Inc.        California
Spanish Broadcasting System of Florida, Inc.           Florida
SBS of Greater New York, Inc.                          New York
SBS Promotions, Inc.                                   New York
Spanish Broadcasting System Network, Inc.              New York




Certain of the above subsidiaries have, from time to time, done business under the following names: WSKQ-AM, KXED-AM, WCMQ-AM, WCMQ-FM, KLAX-FM, WZMZ-FM, WSKP-FM, WPAT-FM, WSKQ-FM, WRMA-FM, WXDJ-FM, WZMQ-FM and WCMQ-FM.